Exhibit 99.1

BioTime Appoints Franklin Berger to Board of Directors

ALAMEDA, Calif.--(BUSINESS WIRE)--May 14, 2013--BioTime, Inc. (NYSE MKT: BTX) today announced that Franklin M. Berger, CFA, 63, has been appointed to its Board of Directors.

“We are pleased to welcome a recognized biotechnology industry expert of Franklin's caliber to BioTime's Board,” said Alfred D. Kingsley, Chairman of the Board of BioTime. “Franklin adds to our Board a great deal of experience as a director of biotechnology companies, as an advisor to biopharma, and as a recognized leader in the analysis and financing of biotechnology companies. His deep understanding of the scientific, technological, business, and financial aspects of the biotechnology sector, coupled with his extensive analytical, financial, and board experience, will be valuable additions to our Board during an exciting period of growth for BioTime.”

“BioTime's development and acquisition of novel technologies in the stem cell space over the last few years has established it as a leader in regenerative medicine,” said Mr. Berger. “Regenerative medicine has the potential to be the next major step forward in biotechnology, and may lead to significant improvements in the health and quality of life of patients around the world. I am honored to join the BioTime Board of Directors as the company moves toward the expansion of its technology platform and its entry into clinical trials, and look forward to contributing to the development of these new technologies.”

Mr. Berger currently serves as a director of several biotechnology companies both public and private, and as a consultant to major biopharmaceutical firms, mid-capitalization biotechnology companies, specialist asset managers and venture capital firms. In addition to his board roles, he routinely advises companies regarding business development, strategic advisory/financings, partnering, and royalty acquisition. In October 2011, Mr. Berger accepted the position of Senior Advisor to PDL BioPharma, Inc., a premier biotech royalty company. He currently serves on the boards of three public biotechnology companies, Seattle Genetics, Thallion Pharmaceuticals, and Bellus Health, Inc. He also serves on the board of Five Prime Therapeutics, Inc., a private biotech company, and he has previously served on the boards of several other public and private biotechnology companies. Mr. Berger’s distinguished career in the investment industry included roles in investment management and over twelve years as a leading equity research analyst covering biotechnology companies, most recently as Managing Director, U.S. Equity Research, at J.P. Morgan Securities, Inc. from 1998 to 2003. During the course of his career, Mr. Berger was involved with the issuance of over $12 billion in biotechnology company equity or equity-linked securities, including Roche’s Genentech initial public offering in 1999, the largest biotechnology financing to date. Mr. Berger received his BA and MA degrees from Johns Hopkins University in 1971 and 1972, respectively, and received his MBA degree from Harvard University in 1975.

Also, Arnold I. Burns, 83, retired from BioTime’s Board of Directors. Mr. Burns notified the BioTime Board that due to health concerns, he could no longer continue to productively serve as a director. “Arnie’s advice and counsel will be sorely missed by our Board,” said Mr. Kingsley. “We look forward to consulting with Arnie from time to time in the future, and wish him well as he focuses on other matters.”

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary PureStem™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap Sciences also markets BioTime research products and PanDaTox, an innovative, recently developed, searchable database that can aid in the discovery of new antibiotics and biotechnologically beneficial products. Asterias Biotherapeutics, Inc. is a new subsidiary being used to acquire the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com